As filed with the Securities and Exchange Commission on April 26, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HANESBRANDS INC.
(Exact name of registrant as specified in its charter)

Maryland	20-3552316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of Principal Executive Offices)	(Zip Code)

Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated)
(Full title of the plan)

Elizabeth C. Southern
Associate General Counsel – Securities
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, North Carolina 27105
(Name and address of agent for service)

(336) 519-6661
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

1

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, $0.01 par value per share(1)	2,700,000	$45.93	$124,011,000.00	$16,915.10

(1)
Includes preferred stock purchase rights issuable with respect to such shares pursuant to the Rights Agreement, dated as of September 1, 2006 between Hanesbrands Inc. (the “Company:) and Computershare Trust Company, N.A., rights agent.

(2)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes additional shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”) available for issuance under the Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated) that become issuable under the plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Company’s Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $45.93 per share, which was the average of the high and low prices reported by the New York Stock Exchange on April 19, 2013.

2

HANESBRANDS INC.
INTRODUCTION
This registration statement on Form S-8 is being filed by Hanesbrands Inc. (the “Company”) for the purpose of registering the offer and sale of 2,700,000 shares of its Common Stock under the terms of the Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated). The shares of Common Stock being registered pursuant to this registration statement have been reserved and authorized for issuance from the Company’s authorized and unissued capital stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the SEC or its staff a copy of any or all of the documents included in the file.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) under the File Number 001-32891 are incorporated herein by reference.

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed with the SEC on February 6, 2013;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 filed with the SEC on April 24, 2013;

(c)	the Company’s Current Reports on Form 8-K filed with the SEC on February 19, 2013, March 19, 2013 and April 4, 2013 (Items 5.02 and 5.07 only); and

(d)	the description of the Company’s Common Stock included under the caption “Description of Our Capital Stock” in the registration statement on Form 10 filed with the SEC on August 10, 2006;

(e)
the description of the preferred stock purchase rights included under the caption “Item 1.01 Entry into a Material Definitive Agreement; Item 3.03 Material Modification to the Rights of Security Holders” in the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2006.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.
Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Company is a Maryland corporation. Section 2-405.2 of the Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment or other adjudication as material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by the MGCL.
Section 2-418(d) of the MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director of the corporation who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director was made a party by reason of the director’s service in that capacity. Section 2-418(b) permits a corporation to indemnify its present or former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with any proceeding to which the director is made a party by reason of the director’s service as a director, unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If, however, the proceeding was one by or in the right of the corporation and the director was adjudged liable to the corporation, the corporation may not indemnify the director, unless ordered by a court and then only for expenses. The MGCL also permits a Maryland corporation to pay a director’s expenses in advance of the final disposition of an action to which the director is a party upon receipt by the corporation of (1) a written affirmation by the director of the director’s good faith belief that the director has met the standard of conduct necessary for indemnification and (2) a written undertaking by or on behalf of the director to repay the amount advanced if it is ultimately determined that the director did not meet the necessary standard of conduct. Section 2-418 of the MGCL defines a director as any person who is or was a director of a corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan. Section 2-418(j)(2) of the MGCL also permits a Maryland corporation to indemnify and advance expenses to its officers, employees and agents to the extent that it may indemnify and advance expenses to its directors.
The Company’s charter authorizes and its bylaws obligate it, to the maximum extent permitted by the MGCL, to indemnify any of its present or former directors or officers or those of its subsidiaries who (1) is made or threatened to be made a party to a proceeding by reason of such person’s service in that capacity or (2) while a director or officer of the Company and at the Company’s request, serves or served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to a proceeding by reason of such person’s service in that capacity and to pay or reimburse that person’s reasonable expenses in advance of final disposition of a proceeding. This indemnity could apply to liabilities under the Securities Act in certain circumstances.
The Company’s bylaws also permit it, with the approval of the board of directors, to indemnify and advance expenses to (1) a person who served a predecessor in any of the capacities described above or (2) any of the Company’s employees or agents, or any employee or agent of a predecessor.

The Company also maintains indemnity insurance as permitted by Section 2-418 of the MGCL, pursuant to which its officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related losses under the Securities Act or the Exchange Act.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
Reference is made to the Exhibit Index following the signature pages below, which is incorporated herein by reference.
Item 9. Undertakings.
The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on the 26th day of April, 2013.

HANESBRANDS INC.
By	/s/ Richard A. Noll
	Name:	Richard A. Noll
	Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY
KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Richard A. Noll, Richard D. Moss and Joia M. Johnson, and each one of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ Richard A. Noll
Richard A. Noll	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	April 26, 2013
/s/ Richard D. Moss
Richard D. Moss	Chief Financial Officer (principal financial officer)	April 26, 2013
/s/ Michael S. Ryan
Michael S. Ryan	Chief Accounting Officer and Controller (principal accounting officer)	April 26, 2013
/s/ Lee A. Chaden
Lee A. Chaden	Director	April 26, 2013
/s/ Bobby J. Griffin
Bobby J. Griffin	Director	April 26, 2013
/s/ James C. Johnson
James C. Johnson	Director	April 26, 2013
/s/ Jessica T. Mathews
Jessica T. Mathews	Director	April 26, 2013
/s/ J. Patrick Mulcahy
J. Patrick Mulcahy	Director	April 26, 2013
/s/ Ronald L. Nelson
Ronald L. Nelson	Director	April 26, 2013
/s/ Andrew J. Schindler
Andrew J. Schindler	Director	April 26, 2013
/s/ Ann E. Ziegler
Ann E. Ziegler	Director	April 26, 2013

EXHIBIT INDEX

Exhibit Number	Description

3.1
Articles of Amendment and Restatement of Hanesbrands Inc. (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

3.2
Articles Supplementary (Junior Participating Preferred Stock, Series A) (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

3.3
Amended and Restated Bylaws of the Company (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2008).

4.1
Rights Agreement between the Company and Computershare Trust Company, N.A., Rights Agent (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

4.2	Form of Rights Certificate (incorporated by reference from Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).
4.3
Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated) (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2013).

5.1	Opinion of Venable LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Venable LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this registration statement).